Exhibit (d)(v)

August 18, 2013

Amos Kaminski

315 68th St., New York, NY 10021-5692

USA

Dear Amos,

Re: Amendment to terms of Warrants / Preferred Stock

It is our intention that on or about the date hereof, Pageflex Acquisitions, Inc. (the “Company”) and Marlborough Software Development Holdings, Inc. (“MSDH”) will enter into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which the Company shall be merged with and into MSDH (the “Merger”) such that, following the Merger, the separate corporate existence of the Company shall cease, MSDH shall continue as the surviving corporation in the Merger (“Pageflex, Inc. (formerly known as MSDH)”) and each share of common stock of the Company held prior to the closing of the Merger will be converted into common stock of Pageflex, Inc. (formerly known as MSDH). In connection with the Merger, the 6.5% Series A Redeemable Preferred Stock of MSDH held by you will remain outstanding and not be exchanged, and concurrently with execution of this letter agreement you are entering into a Voting Agreement and Agreement Concerning Preferred Stock in the form attached hereto as Exhibit A (the “Voting Agreement”).

In connection with the Merger and in consideration for entering into the Voting Agreement, we propose that:

(i)	the Warrant to Purchase Common Stock dated as of October 10, 2012, issued by MSDH in your favor in respect of 1,492,535 shares of common stock of MSDH at an exercise price of $0.67 (the “Warrant”), be amended by an amendment agreement, substantially in the form attached hereto as Exhibit B, pursuant to which the Warrant in your favor shall be in respect of 3,999,994 shares of common stock of Pageflex, Inc. (formerly known as MSDH) at an exercise price of $0.25; and

(ii)	the Certificate of Designation of the 6.5% Series A Redeemable Preferred Stock of MSDH be amended by a certificate of amendment, substantially in the form attached hereto as Exhibit C, pursuant to which (A) dividends shall be due on an annual basis, payable following the end of each calendar year (rather than at the end of the five (5) year period) provided that such dividends do not exceed an aggregate amount of 15% of profits from such calendar year, and provided that a deficit in distribution of dividends in any given year will be carried forward to subsequent years until fully paid, and (B) the definition of “Liquidation Event” will exclude the Merger.

Subject to closing of the Merger, Pageflex, Inc. (formerly known as MSDH) and the initial directors of which will be the directors of the Company at the closing of the Merger, will consummate the abovementioned changes immediately after the closing.

If the Merger Agreement is not executed within 14 days of the date hereof, this letter agreement (and any agreement entered into between us thereunder) shall be null and void.

Please confirm that the above correctly reflects our understanding and agreement with respect to the foregoing matters by signing the enclosed copy of this letter and returning such copy to the Company. If you have any questions concerning the foregoing please contact the undersigned.

Sincerely yours,

/s/ Pinhas Romik
Pinhas Romik
President, Pageflex Acquisitions, Inc.

Agreed and accepted by Amos Kaminski:

Signature:	/s/ Amos Kaminski
Date:	August 19, 2013

(Signature page to Side_Letter_Kaminski_-_Pageflex_Acquisitions-18-August-2013)

Exhibit A

VOTING AGREEMENT AND

AGREEMENT CONCERNING PREFERRED STOCK

VOTING AGREEMENT AND AGREEMENT CONCERNING PREFERRED STOCK (this “Agreement”), dated as of August __, 2013, by and among Pageflex Acquisitions, Inc., a Delaware corporation (“Merger SPV”), Marlborough Software Development Holdings, Inc., a Delaware corporation (the “Company”), and the undersigned stockholder of the Company (“Stockholder”).

WHEREAS, concurrently with the execution of this Agreement, the Company and Merger SPV have entered into an Agreement and Plan of Merger (as the same may be amended from time to time, the “Merger Agreement”), providing for, among other things, the merger (the “Merger”) of Merger SPV and the Company pursuant to the terms and conditions of the Merger Agreement;

WHEREAS, as a condition to its willingness to enter into the Merger Agreement, each of Merger SPV and the Company has required that Stockholder execute and deliver this Agreement;

WHEREAS, Stockholder is willing to make certain representations, warranties, covenants and agreements with respect to any and all shares of (i) 6.5% Series A Redeemable Preferred Stock, par value $0.01 per share, of the Company (the “Company Preferred Stock”), and (ii) common stock, par value $0.01 per share, of the Company (the “Company Common Stock” and, together with the Company Preferred Stock, the “Company Stock”) beneficially owned by Stockholder and set forth below Stockholder’s signature on the signature page hereto (the “Original Shares” and, together with any additional shares of Company Stock pursuant to Section 6 hereof, the “Shares”);

WHEREAS, the Company issued and sold to Stockholder certain of its shares of Company Preferred Stock pursuant to that certain Securities Purchase Agreement, dated as of October 10, 2012, among the Company, Stockholder and the other investor party thereto (the “Purchase Agreement”);

WHEREAS, the designations, rights, and preferences of the Company Preferred Stock are governed by the Certificate of Designation for Company Preferred Stock, dated as of October 9, 2012 and filed with the Delaware Secretary of State (the “Certificate of Designation”);

WHEREAS, pursuant to the Purchase Agreement, the Company granted Stockholder certain registration rights as set forth therein;

WHEREAS, by virtue of the Merger, each share of Company Preferred Stock issued and outstanding immediately prior to Effective Time will remain issued and outstanding as shares of Company Preferred Stock of the Surviving Corporation following the Effective Time; and

WHEREAS, the Company and Stockholder desire to take certain actions in connection with the treatment of the Company Preferred Stock in the Merger, as further set forth herein.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.	Definitions. For purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

2.	Representations of Stockholder. Stockholder represents and warrants to Merger SPV and the Company that:

(a)	(i) Stockholder owns all of the Original Shares free and clear of all liens, and (ii) except pursuant hereto, there are no agreements, arrangements or commitments of any character to which Stockholder is a party relating to the pledge, disposition or voting of any of the Original Shares and there are no voting trusts or voting agreements with respect to the Original Shares.

(b)	Stockholder does not own any shares of Company Stock other than (i) the Original Shares and (ii) the options, warrants or other rights to acquire any additional shares of Company Stock or any security exercisable for or convertible into shares of Company Stock, set forth on the signature page of this Agreement (collectively, “Options”).

(c)	Stockholder has full authority and legal capacity to enter into, execute and deliver this Agreement and to perform fully Stockholder’s obligations hereunder. This Agreement has been duly and validly executed and delivered by Stockholder and constitutes the legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms.

(d)	[For Institutional investors only: Other than the approval of this Agreement by the investment committee of the Stockholder,] No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity or, to the Stockholder’s knowledge, other Person on the part of Stockholder is required in connection with the valid execution and delivery of this Agreement. [For individuals only: No consent of Stockholder’s spouse is necessary under any “community property” or other laws in order for Stockholder to enter into and perform its obligations under this Agreement.]

3.	Agreement to Vote Shares.

Stockholder agrees during the term of this Agreement to vote the Original Shares (or execute a written consent or consents if stockholders of the Company are requested to vote their shares through the execution of an action by written consent in lieu of any such annual or special meeting of stockholders of the Company) in favor of the Merger and the Merger Agreement, at every meeting (or in connection with any action by written consent) of the stockholders of the Company at which such matters are considered and at every adjournment or postponement thereof.

4.	No Voting Trusts or Other Arrangement. Stockholder agrees that Stockholder will not deposit any of the Original Shares in a voting trust, grant any proxies with respect to the Original Shares inconsistent with the terms of this Agreement or subject any of the Original Shares to any arrangement with respect to the voting of the Original Shares other than this Agreement.

5.	Transfer and Encumbrance.

Stockholder agrees that during the term of this Agreement, Stockholder will not, directly or indirectly, transfer, sell, offer, exchange, assign, pledge or otherwise dispose of (other than pursuant to the Warrant to Purchase Common Stock issued to the Stockholder by the Company) or encumber (“Transfer”) any of the Original Shares or enter into any contract, option or other agreement with respect to, or consent to, a Transfer of, any of the Shares or Stockholder’s voting or economic interest therein. Any attempted Transfer of Original Shares or any interest therein in violation of this Section 5 shall be null and void. This Section 5 shall not prohibit a Transfer of the Shares by Stockholder to any member of Stockholder’s immediate family, or to a trust for the benefit of Stockholder or any member of Stockholder’s immediate family, or upon the death of Stockholder; provided, that a Transfer referred to in this sentence shall be permitted only if, as a precondition to such Transfer, the transferee agrees in writing, reasonably satisfactory in form and substance to Merger SPV and the Company, to be bound by all of the terms of this Agreement.

6.	Additional Shares. Stockholder agrees that all shares of Company Stock that Stockholder purchases or acquires after the execution of this Agreement shall be subject to the terms of this Agreement and shall constitute Original Shares for all purposes of this Agreement.

7.	Waiver of Appraisal and Dissenters’ Rights. Stockholder hereby waives, and agrees not to assert or perfect, any rights of appraisal or rights to dissent from the Merger that Stockholder may have by virtue of ownership of the Shares.

8.	Termination. This Agreement shall automatically terminate upon the earliest to occur of (i) the Effective Time, (ii) the date on which the Merger Agreement is terminated in accordance with its terms, (iii) a Company Acquisition Proposal (for purpose of this definition, replacing all references in such definition to 20% with 50%) is submitted to the Company or its shareholders by any person or entity (other than Merger SPV) at a price per share in excess of the Merger Consideration and such offer is not matched, within five (5) business days, by Merger SPV in a written offer to the Company or its shareholders at a price per share equal to at least the offered price per share of such other person or entity; and (iv) December 31, 2013. In the event of termination of this Agreement, this Agreement shall become null and void and have no effect. The Company shall notify the Stockholder in writing promptly upon the occurrence of any of the foregoing events.

9.	[For directors and officers only: No Agreement as Director or Officer. Stockholder makes no agreement or understanding in this Agreement in Stockholder’s capacity as a director or officer of the Company or any of its Subsidiaries (if Stockholder holds such office), and nothing in this Agreement: (a) will limit or affect any actions or omissions taken by Stockholder in stockholder’s capacity as such a director or officer, including in exercising rights under the Merger Agreement, and no such actions or omissions shall be deemed a breach of this Agreement or (b) will be construed to prohibit, limit or restrict Stockholder from exercising Stockholder’s fiduciary duties as an officer or director to the Company or its stockholders.]

10.	Actions Regarding Company Preferred Stock.

(a)	Stockholder acknowledges and agrees that: (i) each share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time will remain issued and outstanding as shares of Company Preferred Stock of the Surviving Corporation following the Effective Time, having such rights, preferences, and privileges as set forth in the Certificate of Incorporation of the Surviving Corporation, (ii) the shares of Company Preferred Stock of the Surviving Corporation shall have the same economic rights with respect to dividends and distributions upon liquidation as the shares of Company Preferred Stock issued and outstanding immediately prior to the Effective Time and (iii) based on the representations of the Merger SPV in Section 11 herein, the percentage interest of the Stockholder in the voting rights of the Company (including its voting rights) thereafter shall be at least equal to its percentage interest in the voting rights of the Company immediately prior to the Effective Time.

(b)	Notwithstanding anything contained in the Certificate of Designation to the contrary, and notwithstanding the fact that the Merger constitutes a “Liquidation Event” under the Certificate of Designation, Stockholder hereby waives any rights it may have under the Certificate of Designation to receive the Liquidation Preference (as defined in the Certificate of Designation) and any accrued and unpaid dividends or distributions solely as a result of the Merger. It is hereby clarified, for the avoidance of any doubt, that the Stockholder shall be entitled to receive the Liquidation Preference and any accrued and unpaid dividends or distributions from the date of the issuance of the Company Preferred Stock to the Stockholder upon any other Liquidation Event or as otherwise set forth in the Certificate of Designation. No waiver by the Stockholder hereunder shall be deemed to be or construed as a further or continuing waiver of any other right of the Stockholder under the Certificate of Designation. Stockholder hereby agreeing that no consideration will be paid in the Merger in respect of the Company Preferred Stock, but each share of Company Preferred Stock issued and outstanding immediately prior the Effective Time will remain issued and outstanding as shares of Company Preferred Stock of the Surviving Corporation following the Effective Time.

(c)	Subject to the consummation of the Merger, the Company and Stockholder hereby agree that, effective as of the Effective Date, Article 7 (Registration Rights) contained in the Purchase Agreement shall have no further force and effect until such time, if any, following the Effective Time that the Company shall consummate an initial public offering of any of its securities.

11.	Representations of Merger SPV. Merger SPV represents and warrants to Stockholder and the Company that the number of issued and outstanding shares of common stock of the Merger SPV immediately preceding the Effective Time shall not exceed the number of issued and outstanding shares of Company Common Stock immediately preceding the Effective Time.

12.	Specific Performance. Each party hereto acknowledges that it will be impossible to measure in money the damage to the other party if a party hereto fails to comply with any of the obligations imposed by this Agreement, that every such obligation is material and that, in the event of any such failure, the other party will not have an adequate remedy at law or damages. Accordingly, each party hereto agrees that injunctive relief or other equitable remedy, in addition to remedies at law or damages, is the appropriate remedy for any such failure and will not oppose the seeking of such relief on the basis that the other party has an adequate remedy at law.

13.	Entire Agreement. This Agreement supersedes all prior agreements, written or oral, between the parties hereto with respect to the subject matter hereof and contains the entire agreement between the parties with respect to the subject matter hereof. This Agreement may not be amended or supplemented, and no provisions hereof may be modified or waived, except by an instrument in writing signed by the parties hereto. No waiver of any provisions hereof by a party shall be deemed a waiver of any other provisions hereof by such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

14.	Notices. All notices, requests, claims, demands, and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, or (d) on the tenth (10th) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 14):

If to Merger SPV:

MSDH Inc.

500 Nickerson Road

Marlborough MA 01752

Attention: Jim Dore

With a copy to:

Herzog, Fox & Neeman
Asia House
4 Weizmann Street
Tel Aviv 6423904
Israel
Facsimile:	[Intentionally Omitted]
Attention:	Hanan O. Haviv
Janet Pahima

If to the Company:

Marlborough Software Development Holdings, Inc.

500 Nickerson Road

Marlborough, MA 01752

Attn: CEO

With a copy to:

Seyfarth Shaw LLP

World Trade Center East

Two Seaport Lane, Suite 300

Boston, Massachusetts 02210-2028

Attention: Gregory L. White, Esq.

Telephone: [Intentionally Omitted]

Facsimile: [Intentionally Omitted]

Email: [Intentionally Omitted]

If to Stockholder, to the address or facsimile number set forth for Stockholder on the signature page hereof.

15.	Miscellaneous.

(a)	This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to the conflict of law principles that would require the application of the law of another jurisdiction.

(b)	In any action or proceeding between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, each of the parties hereto (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware (the “Chosen Courts”), (ii) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from any such Chosen Courts, and (iii) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Chosen Courts. Any judgment from any such Chosen Court described above may, however, be enforced by any party in any other court in any other jurisdiction.

(c)	EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(d)	If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

(e)	This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

(f)	Each party hereto shall execute and deliver such additional documents as may be necessary or desirable to effect the transactions contemplated by this Agreement.

(g)	All Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

(h)	The obligations of Stockholder set forth in this Agreement shall not be effective or binding upon Stockholder until after such time as the Merger Agreement is executed and delivered by the Company and Merger SPV.

(i)	Neither party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other party hereto, except that Merger SPV and the Company may assign all or any of their respective rights, interests and obligations hereunder to any of their respective Affiliates. This Agreement is not intended to and shall not confer upon any Person other than the parties any rights hereunder.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

PAGEFLEX ACQUISITIONS, INC.

By:
Name:
Title:

MARLBOROUGH SOFTWARE DEVELOPMENT HOLDINGS, INC.

By:
Name:
Title:

[Shareholder name]

Number of Shares of Company

Common Stock Owned as of the

Date of this Agreement:

Number of Shares of Company

Preferred Stock Owned as of the

Date of this Agreement:

Number of Options Owned as of

the Date of this Agreement:

Street Address:

City/State/Zip Code:

Fax:

Exhibit B

AMENDMENT

TO

WARRANT TO PURCHASE COMMON STOCK

OF

PAGEFLEX, INC. (FORMERLY KNOWN AS MARLBOROUGH SOFTWARE

DEVELOPMENT HOLDINGS, INC.)

This Amendment (the “Amendment”) to that certain Warrant to Purchase Common Stock dated as of October 10, 2012 entered into by Marlborough Software Development Holdings, Inc. in favor of              (the “Warrant”) is made as of this      day of                     , 2013, by and between Pageflex, Inc. (formerly known as Marlborough Software Development Holdings, Inc.), a Delaware corporation (the “Company”), and              (the “Holder”).

Unless otherwise defined herein, capitalized terms used herein shall have the respective meanings set forth in the Warrant.

WHEREAS, the Company has issued Warrants to Purchase Common Stock to the Holder pursuant to the Warrant; and

WHEREAS, the Company and the Holder desire to modify certain provisions of the Warrant;

NOW, THEREFORE, in consideration of the foregoing and the mutual promises made herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Amendments.

The Parties hereby expressly agree in writing that:

a)	The heading stating “Number of Shares of Common Stock: 1,492,535” be deleted and replaced with the following:

“Number of Shares of Common Stock: 3,999,994”;

b)	The first sentence of the Preamble be deleted and replaced with the following:

“Pageflex, Inc. (formerly known as Marlborough Software Development Holdings Inc.), a Delaware corporation (the “Company”), hereby certifies that, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged,                 , the registered holder hereof or its permitted assigns (the “Holder”), is entitled, subject to the terms set forth below, to purchase from the Company, at the Exercise Price (as defined below) then in effect, upon surrender of this Warrant to Purchase Common Stock (including any Warrants to Purchase Common Stock issued in exchange, transfer or replacement hereof pursuant to the terms hereof, the “Warrant”), at any time or times on or after the Issuance Date, but not after 11:59 p.m., New York time, on the Expiration Date (as defined below), Three Million Nine Hundred Ninety-Nine Thousand Nine Hundred Ninety-Four (3,999,994) fully paid nonassessable shares of Common Stock (as defined below), which number is subject to adjustment as set forth herein below (the “Warrant Shares”).”; and

c)	Section 1(b) of the Warrant is hereby deleted and replaced in its entirety with the following:

“(b) Exercise Price. For purposes of this Warrant, “Exercise Price” means $0.25, subject to adjustment as provided herein.”.

d)	The words “in accordance with the following equation” at the end of the first paragraph of Section 2(d) of the Warrant is hereby deleted and replaced in its entirety with the following:

“in accordance with the following equation (and for the avoidance of any doubt, the exercise price for such additional Warrant Shares shall be zero ($0)):”.

2. No Other Amendments. Except to the extent amended hereby, all of the definitions, terms, provisions and conditions set forth in the Warrant are hereby ratified and confirmed and shall remain in full force and effect. The Warrant and this Amendment shall be read and construed together as a single agreement.

3. Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Amendment shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Amendment, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Amendment, except as expressly provided in this Amendment.

4. Governing Law. This Amendment shall be governed, construed and interpreted in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law.

5. Counterparts. This Amendment may be executed in any number of counterparts and the signatures delivered by facsimile, each of which shall be deemed an original, will have the same effect as if the signatures were upon the same instrument and delivered in person.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

2

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed and delivered by their duly authorized representatives, all as of the date first written above.

COMPANY:

PAGEFLEX, INC. (FORMERLY KNOWN AS MARLBOROUGH SOFTWARE DEVELOPMENT HOLDINGS, INC.)

By:

Name:

Title:

HOLDER:

[                    ]

By:

Name:

Title:

[Signature page to Amendment to Warrant/ 2013]

3

Exhibit C

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF DESIGNATION

OF

6.5% SERIES A REDEEMABLE PREFERRED STOCK

OF

PAGEFLEX, INC. (FORMERLY KNOWN AS MARLBOROUGH SOFTWARE

DEVELOPMENT HOLDINGS, INC.)

Pageflex, Inc. (formerly known as Marlborough Software Development Holdings, Inc.) (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), in accordance with the provisions of Section 151(g) of the DGCL, does hereby certify:

1. A resolution providing for an amendment to the Certificate of Designation of the 6.5% Series A Redeemable Preferred Stock of the Corporation, was duly adopted by the Board of Directors of the Corporation and the holders of the 6.5% Series A Redeemable Preferred Stock of the Corporation, which resolution provides as follows:

RESOLVED, that the Certificate of Designation of 6.5% Series A Redeemable Preferred Stock of the Corporation, filed with the Delaware Secretary of State on October 9, 2012, shall be amended by:

1.	Deleting “, when and if declared” from the first sentence of Section 3(a) thereof.

2.	amending and restating the second sentence of Section 3(a) thereof in its entirety as follows:

“Such dividends shall be cumulative, accrue daily on a quarterly compounding basis from the Issue Date and calculated on the basis of a 360-day year for actual days elapsed, whether or not such dividends have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends, and shall be due and payable within 30 calendar days following the end of each calendar year, provided, that any such dividends shall not exceed an aggregate amount equal to 15% of the Corporation’s profits for that calendar year according to the financial statements of the Corporation as such financial statements have been approved by the Board of Directors (the “Profits Threshold”), provided, further, that a deficit in distribution of the Dividend Preference Amount in any given year will be carried forward and will be paid in each of the following years in which the Corporation exceeds the Profits Threshold and otherwise will accrue until it is fully paid. In addition, the Board of Directors of the Corporation may cause dividends to be paid to the holders of the Redeemable Preferred Stock at any other time including without limitation to satisfy a deficit in the Dividend Preference Amount that was paid in previous years. Upon a Liquidation Event or Redemption the Dividend Preference Amount (including any deficit therein) and the Liquidation Preference as to each share of Redeemable Preferred Stock shall be due and payable.”.

3. amending and restating Section 3(b) thereof in its entirety as follows:

“The Board of Directors of the Corporation may not cause dividends to be paid to the holders of Common Stock until the holders of the Redeemable Preferred Stock have received dividends in an aggregate amount equal to the sum of the (i) the Liquidation Preference for each Redeemable Preferred Stock and (ii) the amount of accrued and unpaid dividends thereon in accordance with Section 3(a) above (without taking into account any Profit Threshold).

4. amending and restating the Section 4(a) thereof in its entirety as follows:

“(a) In the event of (1) the voluntary or involuntary liquidation, winding-up or dissolution of the Corporation, (2) the sale or disposition of all or any significant assets or business of the Corporation (other than assets relating to the Corporation’s BOLT browser, which as of the date hereof constitutes less than 20% of the Corporation’s revenues) (for the avoidance of doubt, a sale or disposition of assets or of any business of the Corporation generating at least 20% of the Corporation’s revenues in any 12-month period or a sale or grant of exclusive license (other than an Excluded License) to Corporation Intellectual Property generating at least 20% of the Corporation’s revenues in any 12-month period, shall be deemed a sale of a significant portion of the assets or business of the Corporation)) except where such sale, exclusive license or other disposition is to a wholly owned Subsidiary of the Corporation, (3) the merger, recapitalization, reclassification or

2

consolidation of the Corporation into or with any other Person, including any issuance of securities (other than the merger of the Company with Pageflex Acquisitions, Inc. under that certain Agreement and Plan of Merger, dated                     , 2013, between the Corporation and Pageflex Acquisitions, Inc.), in a transaction that results in either (i) the Common Stockbeing converted or exchanged into some other security, or (ii) a change in the beneficial ownership of at least fifty percent (50%) of the issued andoutstanding shares of the voting capital stock of the Corporation, or (4) any other transaction having a similar economic effect (each, a “Liquidation Event”), then in each such case each holder of Redeemable Preferred Stock will be entitled to receive and to be paid out of the assets of the Corporation available for distribution to the stockholders of the Corporation, before any payment or distribution is made to holders of JuniorStock (including the Common Stock), in respect of each share of Redeemable Preferred Stock an amount equal to the Liquidation Preference, plusany accumulated and unpaid dividends on such shares to the date fixed for the Liquidation Event (without taking into account any Profit Threshold).”

3

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of Certificate of Designation to be executed by its duly authorized officer this      day of                     , 2013.

PAGEFLEX, INC. (FORMERLY KNOWN AS MARLBOROUGH SOFTWARE DEVELOPMENT HOLDINGS, INC.)

By:

Name:

Title:

4